Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on October 30, 2013
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Third Quarter 2013 Earnings

Branchville, NJ – October 30, 2013 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the third quarter ended September 30, 2013. Net income per diluted share was $0.57 and operating income1 per diluted share was $0.42.

“We had a very strong quarter due to improvements in our underwriting operations, mainly from ongoing increases in overall renewal pure pricing. Contrary to industry rhetoric, we have not seen any indications that would substantiate industry-wide prices decreasing given loss trends and the low interest rate environment,” said Chairman and Chief Executive Officer Gregory E. Murphy. “Our overall statutory combined ratio was 96.3%, down 2.1 points from a year ago, which is a reflection of the successful execution of our underwriting and claims strategies,” continued Murphy.

“For the quarter, renewal pure price increases of 7.9% and stable retention of 83% were key to lowering our standard commercial lines statutory combined ratio, which was 95.6%, 3.2 points better than third quarter 2012. Our growth opportunities continue to improve with market conditions as standard commercial lines net premiums written grew 10% in the quarter,” said Murphy.

“Standard personal lines net premiums written grew 2%; the statutory combined ratio was a profitable 97.6%; renewal pure price exceeded our expectations at 7.5%; and retention levels remained strong at 86%,” said Murphy. “These achievements are partially due to our continued effort to drive profitability in our homeowners line as we raise rates and deductibles across the book.

“Our excess and surplus lines net premiums written were up 20% due to renewal pure price increases of 5.9% and a 23% increase in new business. The statutory combined ratio was down 21.1 points to 100.5%, driven by a reduction in acquisition and integration costs from 2012, as well as significant underwriting actions to improve profitability,” concluded Murphy.

Highlights for Third Quarter 2013 Compared to Third Quarter 2012:

-	Net income was $32.7 million, or $0.57 per diluted share, compared to $18.3 million, or $0.33 per diluted share;
-	Operating income1 was $23.9 million, or $0.42 per diluted share, compared to $19.0 million, or $0.34 per diluted share;
-	Combined ratio: GAAP: 97.7% compared to 99.8%; Statutory: 96.3% compared to 98.4%;
-	Total net premiums written (NPW) were $492.7 million compared to $450.5 million:
o	Standard Commercial Lines NPW were $376.4 million compared to $341.3 million;
o	Standard Personal Lines NPW were $80.8 million compared to $79.4 million;
o	Excess and Surplus Lines NPW were $35.5 million compared to $29.8 million;
-	Catastrophe losses, pre-tax, were $11.9 million, compared to $9.6 million, or 2.7 points on the combined ratio compared to 2.4 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $3.5 million compared to $7 million;
-	Net investment income, after tax, was $24.5 million compared to $23.5 million; and
-	Total revenue was $486.8 million compared to $436.9 million.

Highlights for Nine Months Ended September 30, 2013 Compared to Nine Months of 2012:

-	Net income was $81.1 million, or $1.43 per diluted share, compared to net income of $36.7 million, or $0.66 per diluted share;
-	Operating income1 was $67.8 million, or $1.20 per diluted share, compared to operating income of $34.4 million, or $0.62 per diluted share;
-	Combined ratio: GAAP: 97.9% compared to 102.3%; Statutory: 96.9% compared to 101.2%;
-	Total NPW were $1,405.0 million compared to $1,296.3 million:
o	Standard Commercial Lines NPW were $1,080.2 million compared to $990.6 million;
o	Standard Personal Lines NPW were $228.2 million, compared to $221.8 million;
o	Excess and Surplus Lines NPW were $96.6 million, compared to $83.9 million;
-	Catastrophe losses, pre-tax, were $33.1 million, compared to $46.7 million, or 2.6 points on the combined ratio compared to 4.0 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $7 million compared to $15 million;
-	Net investment income, after tax, was $75.0 million compared to $74.0 million;
-	The statutory combined ratio included a $5.8 million charge, or 0.4 points, related to the first quarter 2013 amendments to the Company’s pension plan to curtail benefits effective March 31, 2016; and
-	Total revenue was $1,415.7 million compared to $1,285.1 million.

Balance Sheet and Guidance
At September 30, 2013, Selective’s assets were $6.3 billion and the investment portfolio was $4.5 billion. Statutory surplus was up 14%, to $1.2 billion, compared to December 31, 2012. Stockholders’ equity was $1.1 billion. Book value per share was $20.16, up slightly compared to $19.77 at year end 2012. This increase reflects $1.45 in net income coupled with a $0.55 benefit related to the first quarter pension revaluation and curtailment, partially offset by $1.22 in unrealized losses on our investment portfolio and $0.39 in dividends to our shareholders.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable December 2, 2013 to stockholders of record as of November 15, 2013.

Reflecting the improved results, Selective now expects to generate a 2013 full year statutory combined ratio of approximately 95.5%, excluding 2.5 points of catastrophe losses, a net improvement of one point from previously issued guidance. This assumes no prior year casualty reserve development in the fourth quarter. In addition, investment income will be approximately $95 - $100 million, after tax, and weighted average shares at year end 2013 are anticipated to be approximately 57 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on October 31, 2013 at www.selective.com. The webcast will be available for rebroadcast until the close of business on December 2, 2013.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended September 30:	2013	2012
Net premiums written	$492,748	450,518
Net premiums earned	437,568	406,225
Net investment income earned	32,457	30,650
Net realized gains (losses)	13,431	(1,088)
Total revenues	486,813	436,872

Operating income	23,922	18,982
Capital gains (losses), net of tax	8,731	(708)
Net income	$32,653	18,274

Statutory combined ratio	96.3%	98.4%
Statutory combined ratio, excluding catastrophe losses	93.6%	96.0%
GAAP combined ratio	97.7%	99.8%

Operating income per diluted share	$0.42	0.34
Net income per diluted share	0.57	0.33
Weighted average diluted shares	56,900	55,862
Book value per share	$20.16	20.44

9 months ended September 30:	2013	2012
Net premiums written	$1,405,049	1,296,253
Net premiums earned	1,284,760	1,177,266
Net investment income earned	99,330	97,284
Net realized gains	21,940	3,448
Total revenues	1,415,707	1,285,127

Operating income	67,819	34,414
Capital gains, net of tax	14,261	2,241
Loss on discontinued operations	(997)	-
Net income	$81,083	36,655

Statutory combined ratio	96.9%	101.2%
Statutory combined ratio, excluding catastrophe losses	94.3%	97.2%
GAAP combined ratio	97.9%	102.3%

Operating income per diluted share	$1.20	0.62
Net income per diluted share	1.43	0.66
Weighted average diluted shares	56,719	55,717
Book value per share	$20.16	20.44

*All amounts included in this release exclude intercompany transactions.